Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Rights to Purchase Preferred Stock)

of

PARALLEL PETROLEUM CORPORATION

at

$3.15 NET PER SHARE

by

PLLL ACQUISITION CO.,

a wholly owned subsidiary of

PLLL HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY OCTOBER 22, 2009 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 15, 2009 (the “Merger Agreement”), among PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), PLLL Acquisition Co., a Delaware corporation (the “Purchaser”), and Parallel Petroleum Corporation, a Delaware corporation (the “Company”). The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares of common stock, par value $0.01 per share, of the Company, including the associated rights to purchase preferred stock (collectively, the “Shares”), that represents at least a majority of the then outstanding Shares and (ii) the waiting period, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is also subject to other conditions. See Section 15 – “Certain Conditions of the Offer.”

The Board of Directors of the Company unanimously has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (as defined below) are advisable and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable law, adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 12:00 midnight, New York City time, on October 22, 2009 (the “Expiration Date”) (unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) at least a majority of the then outstanding Shares, which is the minimum number of Shares required to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement pursuant to the organizational documents of the Company and the Delaware General Corporation Law (the “DGCL”). The foregoing condition is referred to as the “Minimum Tender Condition.” The Minimum Tender Condition may not be waived without the prior written consent of the Company. The Offer is also subject to other conditions. See Section 15 – “Certain Conditions of the Offer.”

IMPORTANT

Any stockholder of the Company wishing to tender Shares in the Offer must (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Disbursing Agent (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3– “Procedures for Accepting the Offer and Tendering Shares” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if the stockholder wishes to tender those Shares.

Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Disbursing Agent on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to Laurel Hill Advisory Group, the information agent for the Offer (the “Information Agent”) or RBC Capital Markets, the dealer manager for the Offer (the “Dealer Manager”) at their respective addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

100 Wall Street, 22nd Floor

New York, NY 10005

Banks and brokers call collect: 917-338-3181

Others call toll free: 888-742-1305

The Dealer Manager for the Offer is:

Three World Financial Center

200 Vesey Street, 9th Floor

New York, NY 10281

(212) 437-1272 (Call Direct) or (877) 652-8914 (Toll Free)

September 24, 2009

i

TABLE OF CONTENTS

ii

SUMMARY TERM SHEET

PLLL Acquisition Co. is offering to purchase all of the outstanding shares of common stock of Parallel Petroleum Corporation including the rights to purchase preferred stock associated with those shares for $3.15 per share in cash. The following are some of the questions you, as a stockholder of Parallel Petroleum Corporation, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is PLLL Acquisition Co. (the “Purchaser”). We are a Delaware corporation formed for the purpose of making a tender offer (the “Offer”) for all of the common stock of Parallel Petroleum Corporation (the “Company”). We are a wholly owned subsidiary of PLLL Holdings, LLC, a Delaware limited liability company (“Parent”). Parent is a wholly owned subsidiary of an affiliate of Apollo Management VII, L.P. (“Apollo Management”). In this summary term sheet, unless the context otherwise requires, we will use the terms “we”, “us”, “our” and the “Purchaser” to refer to PLLL Acquisition Co. See the “Introduction” to this Offer to Purchase, Section 8 – “Certain Information Concerning Parent and the Purchaser” of this Offer to Purchase and Schedule I.

What are the classes and amounts of securities sought in the Offer?

We are seeking to purchase all of the outstanding shares of common stock of the Company including the rights to purchase preferred stock associated with those Shares. In this summary term sheet, we refer to one share of the Company common stock and the associated preferred share purchase right as a “Share.” See the “Introduction” and Section 1 – “Terms of the Offer” of this Offer to Purchase.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $3.15 per Share, net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to, and Section 1 – “Terms of the Offer” and Section 2 – “Acceptance for Payment and Payment for Shares” of, this Offer to Purchase.

Do you have the financial resources to make payment?

We estimate that the total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and the merger, which is expected to follow the consummation of the Offer (the “Merger”), (ii) to pay for the cash-out of all Company options required to be cashed out pursuant to the Agreement and Plan of Merger, dated as of September 15, 2009 among Parent, the Purchaser and the Company (the “Merger Agreement”), and (iii) to pay for the funding of the “change of control” offer required to be made by the Company for its 10 1/4% Senior Notes due 2014 (the “Senior Notes”), will be approximately $283.2 million. The funds will be furnished to us in the form of capital contributions by Parent. Parent expects to obtain such funds from the proceeds of the sale of limited liability company interests to certain equity funds managed by Apollo Management (“Apollo Equity Funds”) that have made capital commitments to Parent. See Section 9 – “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the Offer?

We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash,

•	the Offer is not subject to any financing condition, and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger.

See Section 9 – “Source and Amount of Funds” of this Offer to Purchase.

How long do I have to decide whether to tender in the Offer?

You will have until 12:00 midnight, New York City time, on October 22, 2009, to tender your Shares in the Offer, subject to extension. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 – “Terms of the Offer” and 3 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

Can the Offer be extended and under what circumstances?

We have agreed in the Merger Agreement that:

•

We will extend the Offer beyond the scheduled expiration date for one or more periods of up to ten (10) business days each, if at that date any of the conditions to our obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived.

•	We will generally extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer.

If we extend the time period of this Offer, this extension will extend the time that you will have in order to tender your Shares. See Section 1 – “Terms of the Offer” of this Offer to Purchase for more details on our ability to extend the Offer.

Will there be a subsequent offering period?

Maybe. We may, and at the request of the Company, shall, and upon any such request by the Company, Parent shall cause us to, provide for one or more “subsequent offering periods.” A subsequent offering period, if one is included, will be an additional period of time, of up to twenty (20) business days following the expiration date of the Offer and the purchase of Shares by us in the Offer, during which stockholders may tender Shares not tendered in the Offer, and receive $3.15, or any higher price paid in the Offer. During any subsequent offering period, tendering stockholders will not have withdrawal rights and we will promptly purchase and pay for any Shares of the Company tendered, at the same price paid in the Offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1 – “Terms of the Offer” of this Offer to Purchase.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company N.A., the disbursing agent for the Offer (“Disbursing Agent”) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 – “Terms of the Offer.”

What are the most significant conditions to the Offer?

•

We are not obligated to purchase any Shares that are validly tendered unless the number of Shares validly tendered and not withdrawn before the expiration date of the Offer represents at least a majority of the then outstanding Shares. We call this condition the “minimum tender condition.”

•	We are not obligated to purchase Shares that are validly tendered if there is a material adverse change in the Company or its business.

•

Subject to our obligation to extend the Offer described above, we are not obligated to purchase Shares that are validly tendered if any applicable waiting period, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated.

The Offer is also subject to a number of other conditions. We can waive some of the conditions to the Offer without the Company’s consent. We cannot, however, waive the minimum tender condition without the Company’s consent. See Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase.

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to the Disbursing Agent not later than the time the Offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Disbursing Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Disbursing Agent within three (3) NASDAQ Global Select Market (“NASDAQ”) trading days. For the tender to be valid, however, the Disbursing Agent must receive the missing items within that three (3) trading day period. See Section 3 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

Until what time may I withdraw previously tendered Shares?

You may withdraw Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by November 22, 2009, you may withdraw them at any time after that date until we accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is provided. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4 – “Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Disbursing Agent while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4 – “Withdrawal Rights” of this Offer to Purchase.

What does the Company’s board of directors think of the Offer?

We are making the Offer pursuant to the Merger Agreement, which has been approved by the board of directors of the Company (the “Company Board”). The Company Board unanimously has:

•	determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders,

•	adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and

•

recommended that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable law, adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

See the “Introduction” to and Section 10 – “Background of the Offer; Past Contacts or Negotiations with the Company” of this Offer to Purchase.

If a majority of the Shares are tendered and accepted for payment, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company no longer will be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Company common stock will no longer be eligible to be traded on NASDAQ or any other securities exchange, there may not be a public trading market for the Company common stock, and the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13 – “Certain Effects of the Offer” of this Offer to Purchase.

How will my stock options be treated in the Offer?

If you hold stock options issued by the Company, you may tender, prior to the expiration of the Offer, the Shares issued upon exercise of such options by validly exercising your stock options and completing any payments required upon exercise. On the first date on which Purchaser purchases any Shares pursuant to the Offer, each unexercised Company stock option shall be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to (a) the option consideration, which is the excess, if any, of the Offer price (i.e., $3.15 per Share in cash) over the per share exercise price of the stock option immediately prior to the first date on which Purchaser purchases any Shares pursuant to the Offer, multiplied by (b) the aggregate number of Shares into which the stock option was exercisable immediately prior to the first date on which Purchaser purchases any Shares pursuant to the Offer. If the exercise price of any stock option (other than the certain excepted options) is equal to or greater than $3.15, it will be canceled without any cash payment being made to the holder of the stock option. The payment will be reduced by any income or employment tax withholding required under any provision of state, local or foreign tax law or applicable laws. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of the stock option. You may be subject to other treatment if you hold certain excepted options. See Section 11 – “The Merger Agreement” of this Offer to Purchase.

Will the Offer be followed by a Merger if all of the Company Shares are not tendered in the Offer?

Maybe. If we accept for payment and pay for at least a majority of the then outstanding Shares of the Company, we will be merged with and into the Company. If a majority of the Shares of the Company are not tendered during the Offer and any subsequent offering period, if one is provided, pursuant to the Merger Agreement, we are not required to accept the Offer or consummate the Merger. If that Merger takes place, Parent will own all of the Shares of the Company and all remaining stockholders of the Company (other than the Company, the Purchaser or Parent or any wholly-owned subsidiary of the Company or Parent and any stockholders who are entitled to and have properly exercised appraisal rights under Delaware law) will receive $3.15 per Share in cash (or any higher price per Share that is paid in the Offer). See the “Introduction” to this Offer to Purchase.

If I object to the price being offered, will I have appraisal rights?

No. Appraisal rights are not available in the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will have appraisal rights under Delaware law. If you choose to exercise your appraisal rights in connection with the

Merger and you comply with the applicable legal requirements under Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. See Section 12 – “Purpose of the Offer; Plans for the Company” to this Offer to Purchase.

If I decide not to tender, how will the Offer affect my Shares?

If the Merger described above takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares and that no appraisal rights will be available. If the Merger does not take place, however, the number of stockholders and the number of Shares of the Company that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Company common stock. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See the “Introduction” and Section 13 – “Certain Effects of the Offer” of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

On September 14, 2009, the last trading day before we announced the Offer, the last sale price of the Company common stock reported on NASDAQ was $2.84 per Share. The average trading price for the thirty (30) trading days immediately prior to the announcement of the Offer was $2.01 per Share. On September 23, 2009, the last trading day before we commenced the Offer, the last sale price of the Company common stock reported on NASDAQ was $3.13. We encourage you to obtain a recent quotation for Shares of the Company common stock in deciding whether to tender your Shares. See Section 6 – “Price Range of Shares; Dividends” of this Offer to Purchase.

What are the federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. If you are a U.S. stockholder and you tender your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held the Shares for at least one year. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares. See Section 5 – “Certain United States Federal Income Tax Consequences” for a further discussion of U.S. federal income tax consequences of tendering Shares.

Who should I talk to if I have questions about the Offer?

You may call Laurel Hill Advisory Group (“Laurel Hill”) at 888-742-1305 (toll free) or RBC Capital Markets (“RBC”) at (877) 652-8914 (toll free). Laurel Hill is acting as the Information Agent and RBC is the Dealer Manager for our Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of

Common Stock of Parallel Petroleum Corporation

INTRODUCTION

PLLL Acquisition Co. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of PLLL Holdings, LLC, a Delaware limited liability company (“Parent”) and wholly owned subsidiary of an affiliate of Apollo Management VII, L.P. (“Apollo Management”), hereby offers to purchase any and all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Parallel Petroleum Corporation, a Delaware corporation (the “Company”), including the associated rights to purchase preferred stock (the “Rights”) issued pursuant to the Rights Agreement, dated as of October 5, 2000, as amended (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. as rights agent (the shares of Common Stock and any associated Rights are collectively referred to as the “Shares”), at a price of $3.15 per Share, net to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, on October 22, 2009, unless the Offer is extended (the “Expiration Date”).

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of September 15, 2009 (the “Merger Agreement”), among Parent, the Purchaser and the Company. The Merger Agreement provides that the Purchaser will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation (the “Surviving Corporation”), wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares owned by the Company, Purchaser or Parent or any wholly owned subsidiaries of the Company or Parent, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)), will be converted into the right to receive $3.15 or any greater per Share price paid in the Offer in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). The Merger Agreement is more fully described in Section 11 – “The Merger Agreement,” which also contains a discussion of the treatment of stock options.

Tendering stockholders who are record owners of their Shares and tender directly to the Disbursing Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or the Purchaser will pay all charges and expenses of RBC Capital Markets, as dealer manager (the “Dealer Manager”), Computershare Trust Company N.A., as disbursing agent (the “Disbursing Agent”), and Laurel Hill Advisory Group, as information agent (the “Information Agent”), incurred in connection with the Offer. See Section 17 – “Fees and Expenses.”

The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) recommended that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable law, adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

A more complete description of the Company Board’s reasons for approving the Offer and the Merger is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that is being mailed to the stockholders of the Company with this Offer to Purchase.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch Securities”), one of the Company’s financial advisors, delivered to the Company Board a written opinion, dated September 14, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the $3.15 per Share cash consideration to be received in the Offer and the Merger, taken together, by holders of Common Stock (other than Apollo Global Management, LLC, Parent, Purchaser and their respective affiliates). The full text of BofA Merrill Lynch Securities’ written opinion, dated September 14, 2009, to the Company Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to the Company’s Schedule 14D-9 which is being mailed to stockholders with this Offer to Purchase. BofA Merrill Lynch Securities provided its opinion to the Company Board for the benefit and use of the Company Board only in connection with and for purposes of its evaluation of the $3.15 per Share cash consideration from a financial point of view. BofA Merrill Lynch Securities’ opinion does not address any other aspect of the Offer or the Merger and no opinion or view was expressed as to the relative merits of the Offer or the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Offer or the Merger. BofA Merrill Lynch Securities’ opinion does not constitute a recommendation to any stockholder as to whether any stockholder should tender shares of Common Stock in the Offer or how any stockholder should vote or act in connection with the Offer or the Merger or any related matter.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that represents at least a majority of then outstanding Shares (the “Minimum Tender Condition”) and (ii) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”). The Offer is also subject to the satisfaction of certain other conditions. See Section 15 – “Certain Conditions of the Offer.”

The Company has advised Parent that, on September 21, 2009, 41,646,445 Shares were issued and outstanding and 1,203,200 Shares were subject to stock option grants. At the date of this document, neither Parent, the Purchaser nor any person listed on Schedule I hereto beneficially owns any Shares. Assuming that no Shares are issued after September 21, 2009, there would be 41,646,445 Shares outstanding and the Minimum Tender Condition would be satisfied if at least 20,823,223 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Tender Condition will depend on the actual number of Shares outstanding on the date we accept Shares for payment pursuant to the Offer.

The Merger Agreement provides that, promptly upon the purchase of and payment for Shares pursuant to the Offer, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company has agreed, upon request of the Purchaser, promptly to increase the size of the Company Board, secure the resignations of such number of directors, or any combination of the foregoing, as is necessary to enable the Parent’s designees to be so elected or designated to the Company Board and, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith, to cause Parent designees to be so elected; provided, however, that until the Effective Time, the Company shall use its reasonable best efforts to cause the Company Board to have at least two (2) directors, who (a) were directors on the date of the Merger Agreement, (b) are considered to be independent directors within the meaning of the NASDAQ Global Select Market (“NASDAQ”) listing requirements and applicable laws and (c) are not affiliates, stockholders or employees of Parent or any of its subsidiaries (the “Independent Directors”) and at least such number of directors (including the Independent Directors) as may be required by NASDAQ listing requirements or applicable laws, who are considered to be independent directors within the meaning of such rules and laws. If any Independent Director ceases to be a director for any reason whatsoever, the remaining Independent Directors (or Independent Director if there is only one remaining) shall be entitled to designate any other person who shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill the vacancy and such person will be deemed to be an Independent Director for all purposes of the Merger Agreement; provided, that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) business days, and further provided, that if no such Independent Directors are appointed in such time period, Parent shall designate such Independent Director(s). If at any time there are no Independent Directors, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies and those persons shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and may not be affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement. In all cases, the selection of any Independent Directors who were not directors on September 15, 2009, shall be subject to the approval of Parent, not to be unreasonably withheld, delayed or conditioned.

At such time, the Company will also use its reasonable best efforts to cause the Parent’s designees to the Company Board to constitute the same percentage as is on the entire Company Board to be on (i) each committee of the Company Board and (ii) each board of directors and each committee thereof of each subsidiary of the Company identified by Parent, in each case only to the extent permitted by applicable law and the rules of NASDAQ. One of the conditions to the Offer is that the Company Board has appointed the Parent designees as directors of the Company in accordance with the Merger Agreement conditioned only upon the consummation of the Offer.

In connection with the Merger Agreement, the Company and Computershare Trust Company, N.A, successor-in-interest to Computershare Trust Company, Inc., entered into the First Amendment to Rights Agreement, dated as of September 14, 2009 (the “Amendment”). The Company authorized entry into the Amendment to render the Rights Agreement inapplicable to (i) the approval, execution and/or delivery of the Merger Agreement, (ii) the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer) and (iii) the consummation of the Merger or any other transaction contemplated by the Merger Agreement.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Tender Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. This Offer to Purchase does not constitute a solicitation of proxies, and the Purchaser is not soliciting proxies at this time. If the Purchaser acquires at least 90% of the Shares in the Offer, the Purchaser may consummate the Merger under the DGCL without a stockholders meeting and without the approval of the Company’s stockholders. See Section 11 – “The Merger Agreement.”

Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5 – “Certain United States Federal Income Tax Consequences.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4 – “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on October 22, 2009, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires; provided, however, that the Expiration Date may not be extended beyond December 31, 2009 without the Company’s consent.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions set forth in Section 15 – “Certain Conditions of the Offer.” Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Tender Condition which may only be waived with the prior written consent of the Company). Subject to the terms of the Merger Agreement, the Purchaser shall (i) extend the Offer for one or more periods of up to ten (10) business days each, the length of each such period to be determined by Purchaser in its sole discretion, if at the scheduled Expiration Date any of the conditions of the Offer, including the Minimum Tender Condition, shall not have been satisfied or, to the extent permitted by the Merger Agreement, waived, until such time as such conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

The Merger Agreement also provides that, if the Minimum Tender Condition is satisfied and the Purchaser purchases Shares in the Offer, the Purchaser may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause the Purchaser to, provide for one or more subsequent offering periods in accordance with Rule 14d-11 of the Exchange Act (collectively, the “Subsequent Offering Period”). A Subsequent Offering Period is an additional period of time of up to twenty (20) business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of twenty (20) business days and has expired, (ii) the Offer is for all outstanding shares, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (vi) the Purchaser offers the same form and amount of consideration to holders of Shares in both the initial Offer period and Subsequent Offer Period. In addition, the Purchaser may extend the Subsequent Offering Period, if any, by any period or periods, provided that pursuant to the Merger Agreement, the Subsequent Offering Period (including extensions thereof) remains open for an aggregate of no more than twenty (20) business days. In the event that the Purchaser elects to provide or extend a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date or the previously scheduled termination of the Subsequent Offering Period, as applicable.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend or terminate the Offer if any of the conditions set forth in Section 15 – “Certain Conditions of the Offer” have not been satisfied, (ii) to waive any condition to the Offer (other than the Minimum Tender Condition) or (iii) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Disbursing Agent and by making a public announcement thereof.

The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser’s rights pursuant to Section 15 – “Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this document, “business day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Disbursing Agent may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4 – “Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered. Alternatively, if the Offer is not consummated, the Shares are not accepted for payment or Shares are properly withdrawn, the Purchaser is obligated return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC’s view, an Offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth (10th) business day.

The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15 – “Certain Conditions of the Offer,” the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals, including, without limitation, under the HSR Act, if required. Rule 14e-1(c) under the Exchange Act relates to the obligation of the Purchaser to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16 – “Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Disbursing Agent of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Disbursing Agent’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Disbursing Agent.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Disbursing Agent of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Disbursing Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer hereof, the Disbursing Agent may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Disbursing Agent’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

If, prior to the Expiration Date, the Purchaser increases the price being paid for Shares, the Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders. In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of

Transmittal), and any other documents required by the Letter of Transmittal must be received by the Disbursing Agent at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Disbursing Agent at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Disbursing Agent, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

Book-Entry Transfer. The Disbursing Agent will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Disbursing Agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Disbursing Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Disbursing Agent.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Disbursing Agent and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Disbursing Agent prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Disbursing Agent as provided below; and

(iii)	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Disbursing Agent within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. As used in this Offer to Purchase, “trading day” means any day on which NASDAQ is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Disbursing Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Disbursing Agent by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Disbursing Agent (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its reasonable discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Dealer Manager, the Disbursing Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment. By executing the Letter of Transmittal (or delivering an Agent’s Message) as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Disbursing Agent may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such stockholder must provide the Disbursing Agent with such stockholder’s correct taxpayer identification number (“TIN”) and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Each tendering non-U.S. holder (a non-resident alien or foreign entity) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Disbursing Agent) certifying, under penalties of perjury, to such non-U.S. holder’s foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 22, 2009.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Disbursing Agent at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Disbursing Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Disbursing Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 – “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Disbursing Agent may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during the Subsequent Offering Period (if any) by following one of the procedures described in Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 – “Terms of the Offer.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its reasonable discretion, whose determination will be final and binding. None of the Purchaser, the Dealer Manager, the Disbursing Agent, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain United States Federal Income Tax Consequences.

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder’s capital losses.

A stockholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Disbursing Agent or an exemption applies. See Section 3 – “Procedures for Accepting the Offer and Tendering Shares.”

6.	Price Range of Shares; Dividends.

The Shares are listed on NASDAQ under the symbol “PLLL”. The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. The Rights trade together with the Common Stock. Share prices are as reported on NASDAQ based on published financial sources.

	Common Stock
	High	Low
Fiscal Year 2007
First Quarter	$23.31	$16.00
Second Quarter	$24.69	$21.79
Third Quarter	$22.88	$16.76
Fourth Quarter	$20.96	$16.65
Fiscal Year 2008
First Quarter	$19.88	$13.15
Second Quarter	$23.22	$19.21
Third Quarter	$20.79	$8.62
Fourth Quarter	$8.87	$1.61
Fiscal Year 2009
First Quarter	$2.76	$0.75
Second Quarter	$2.31	$1.18
Third Quarter (through September 23)	$3.15	$1.60

On September 14, 2009, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on NASDAQ was $2.84 per Share. The average trading price for the thirty (30) trading days immediately prior to the announcement of the Offer reported was $2.01 per Share. On September 23, 2009, the last full day of trading before the commencement of the Offer, the closing price of the Shares on NASDAQ was $3.13 per Share.

Stockholders are urged to obtain a current market quotation for the Shares.

Pursuant to the Merger Agreement, the Company is not permitted to declare, set aside or pay any dividends with respect to the Shares. If the Purchaser acquires control of the Company, Parent currently intends that no further dividends will be declared on the Shares before its acquisition of the entire equity interest in the Company.

7.	Certain Information Concerning the Company.

General. The Company is a Delaware corporation with its principal offices located at 1004 N. Big Spring, Suite 400, Midland, Texas 79701. The telephone number for the Company is (432) 684-3727. According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, the Company is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. The Company’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on the Company is available via the internet at www.plll.com.

Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1029, Washington, D.C. 20549, and at the SEC’s regional offices located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

8.	Certain Information Concerning Parent and the Purchaser.

General. Parent is a Delaware limited liability company with its principal offices located at 9 West 57th Street, 41st floor, New York, New York 10019. The telephone number of Parent is (212) 515-3237. The Purchaser is a Delaware corporation with its principal offices located at 9 West 57th Street, 41st floor, New York, New York 10019. The telephone number of the Purchaser is (212) 515-3237. The Purchaser is a wholly owned subsidiary of Parent. Parent is a wholly owned subsidiary of an affiliate of Apollo Management. The Purchaser and Parent were formed for the purpose of completing the prepared Offer and Merger and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger.

The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and the Purchaser and certain other information are set forth in Schedule I hereto.

Except as described in this Offer to Purchase, (i) none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, the Purchaser nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC’s regional offices located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Parent’s filings are also available to the public on the SEC’s Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.	Source and Amount of Funds.

The Offer is not conditioned upon any financing arrangements.

Parent and the Purchaser estimate that the total amount of funds required (i) to purchase all outstanding Shares pursuant to the Offer and the Merger, (ii) to pay for the cash-out of all Company options required to be cashed out by the Merger Agreement, and (iii) to pay for the funding of the “change of control” offer required to be made by the Company for its 10 1/4% Senior Notes due 2014, will be approximately $283.2 million. The funds necessary to purchase Shares pursuant to the Offer and to pay related fees and expenses will be furnished to us in the form of capital contributions by Parent. Parent expects to obtain such funds from the proceeds of the sale of limited liability company interests to certain equity funds managed by Apollo Management (“Apollo Equity Funds”) that have made capital commitments to Parent.

The Purchaser believes that the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) cash is the only consideration that will be paid to the holders of the Shares in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding Shares in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) Parent has available to it sufficient cash to provide Purchaser with the amount of cash consideration payable to holders of Shares in the Offer and the Merger.

10.	Background of the Offer; Past Contacts or Negotiations with the Company.

Apollo Global Management, LLC is a global manager of alternative investments, which includes making private equity and related investments. Apollo Management is an affiliate of Apollo Global Management, LLC. The following is a description of Apollo Management’s participation in a process with the Company that culminated in the execution of the Merger Agreement. For a review of the Company’s activities relating to that process, including its activities regarding other bidders for the Common Stock, you are referred to the Company’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Apollo Management first contacted the Company in September 2008 and arranged for a lunch meeting between a representative of Apollo Management and a representative of the Company. At this meeting, Apollo

Management indicated that it was interested in entering the energy sector in the Permian Basin area, and inquired as to whether the Company might have any interest in pursuing this objective with Apollo Management. The Company’s representative indicated that as a result of several factors including excessive volatility in the energy markets and a significant decline in the Company’s stock price the Company needed to first fully evaluate its position before it could pursue a particular strategic path. The parties did not discuss at that time any terms of a possible transaction.

No further contact occurred between Apollo Management and the Company until June 2009, when a representative of Apollo Management contacted a representative of Randall & Dewey, a division of Jefferies & Company, Inc. (“Jefferies”), which at the time was engaged by the Company, to discuss the broader oil and gas markets as well as specific areas of interest including strategic alternatives of the Company. Thereafter, representatives from the Company’s financial advisors indicated that they had an active dialogue with the Company and that they would make an inquiry into the Company on behalf of Apollo Management. Apollo Management indicated to the Company’s financial advisors that it continued to be interested in a possible transaction with the Company, and that it was ready to begin diligence and discussions with the Company and its representatives. Shortly thereafter, Apollo Management was advised by the Company’s financial advisors that Apollo Management would be contacted about any potential interest from the Company.

In late June 2009, Apollo Management was contacted by BofA Merrill Lynch Securities, one of the Company’s financial advisors, to assess its interest in a potential equity investment in the Company. Apollo Management was subsequently requested to submit an indication of interest as to a possible transaction with the Company by August 3, 2009. On June 30, 2009, Apollo Management signed a confidentiality agreement (the “Confidentiality Agreement”) with the Company and was given access to its data room and other diligence materials.

On August 3, 2009, in accordance with the procedures mandated by the Company, Apollo Management submitted to the Company a written indication of interest for a potential acquisition of all of the outstanding Common Stock for $2.50 per share in cash, subject to due diligence and negotiation of a definitive agreement. Apollo was also informed that several other potential acquirors had also submitted indications of interest.

In August 2009, Apollo Management was informed that it was one of several interested parties that would be asked to submit an offer to acquire the Company pursuant to a formal bid process that would thereafter be provided to Apollo Management. Throughout August 2009, Apollo Management continued to conduct its diligence, which included visits to a data room at the Company’s offices and numerous meetings between the Company’s management and Apollo Management representatives.

On August 26, 2009, Apollo Management received the Company’s bid instruction letter. The instruction letter invited the submission of a binding offer to acquire the Company, indicating that the offer should be submitted in writing no later than 5:00 p.m., Central Daylight Time, on September 9, 2009. The letter required, among other things, that offers specify the amount per share to be paid in cash, common stock, or other securities, on a fully diluted basis, be fully financed and include a statement of the sources of funds, include a description of requirements, if any, relating to the retention of existing management/employees, any due diligence conditions and regulatory approvals that may be required. The letter further required that Apollo Management submit a marked version of a form of Merger Agreement to be provided by Company’s outside legal counsel, detailing all changes that Apollo Management would require as a part of its offer. On September 2, 2009, a form of Merger Agreement prepared by the Company’s outside legal counsel was received by Apollo Management.

Also on September 2, 2009, Apollo Management contacted a representative of BofA Merrill Lynch Securities to discuss potential transaction structures. In accordance with the directives of the Company Board, BofA Merrill Lynch Securities informed Apollo Management that the Company was interested in a two-step tender offer and merger because the Company believed that such a transaction would increase the certainty of successfully closing a transaction and enable the Company’s stockholders to receive cash for their Shares more quickly.

On September 9, 2009, Apollo Management submitted a proposal to acquire all of the outstanding Common Stock for $2.80 in cash per share, which proposal included a mark-up of the form Merger Agreement. Apollo Management’s proposal also stated the source of funds to be used by Apollo Management to pay the purchase price and indicated that no further due diligence was needed and that all necessary internal approvals had been obtained. Apollo Management’s proposal also indicated that it was subject to its receipt of a satisfactory arrangement with the Company’s senior management regarding their continued employment after the consummation of a transaction, as well as a satisfactory indication from the Company’s bank lenders that they intended to waive certain covenants in the bank credit facility that would be violated by a change of control of the Company.

In the morning on September 11, 2009, Apollo Management was requested to submit its best and final offer. Late in the afternoon on September 11, 2009, Apollo Management increased its offer to $3.15 per share.

On September 11, 2009, Apollo Management contacted the Company to request permission to talk with Citibank N.A. (“Citibank”), the lead bank on the Company’s credit facility, for the purpose of discussing a proposed commitment to waive the change of control provision in the Company’s credit agreement. On September 12, 2009, Apollo Management’s legal advisors and the bank’s legal advisors then negotiated the terms under which the lenders would commit to waive the provisions in the Company’s credit facility that would be breached upon Apollo Management’s purchase of the Common Stock.

On September 12, 2009, the Company’s legal advisors began discussions with Apollo Management’s legal counsel concerning the draft Merger Agreement and other documentation. In response to these discussions, on September 13, 2009, the Company delivered a revised Merger Agreement to Apollo Management. Discussions on the revised Merger Agreement continued among Apollo Management and its legal advisors throughout the day and the evening. Also on September 13, 2009, representatives of Apollo Management met with the entire Company Board, together with members of senior management and the Company’s legal and financial advisors, at the offices of the Company’s legal counsel.

On September 14, 2009, the parties continued negotiations at the offices of the Company’s legal advisors. During the day, there was extensive discussion among the members of the Company Board and Apollo Management, together with their respective advisors, regarding the terms and conditions in the Merger Agreement and related documents. Also on September 14, 2009, the Apollo Management representatives participated in discussions with the Company Board, and answered numerous questions regarding the Apollo Equity Funds and their financial ability to fund Parent’s and Merger Subsidiary’s obligations contained in the Merger Agreement.

On September 14, 2009, Apollo Management received from the lenders under the Company’s credit facility a commitment to waive the covenants that would be breached by a consummation of the transactions contemplated by the merger agreement, subject to customary terms and conditions and an undertaking by the Apollo Equity Funds to provide sufficient funds to satisfy the repurchase obligations arising under a change of control offer required to be made to the holders of the Company’s senior notes pursuant to the Indenture governing such notes.

Throughout the day and evening of September 14th and into the morning of September 15 th the parties continued to negotiate the terms and conditions of the Merger Agreement. Following the Company Board meeting that ended in the early morning of September 15, 2009, the parties and their respective counsel finalized and the parties executed the definitive transaction documents. On September 15, 2009, the Company issued a press release announcing the transaction.

11.	The Merger Agreement.

The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and certain other conditions that are described in Section 15 – “Certain Conditions of the Offer.”

Directors. The Merger Agreement provides that, promptly upon the purchase of and payment for Shares pursuant to the Offer, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of (i) the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. The Company has agreed, at Parent’s request promptly to increase the size of the Company Board, use its reasonable best efforts to secure the resignations of such number of directors or any combination of the foregoing, as is necessary to enable Parent designees to be elected or designated to the Company Board and, in accordance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in connection therewith, to cause Parent designees to be so elected; provided, however, that until the Effective Time, the Company shall use its reasonable best efforts to cause the Company Board to have at least two (2) directors who (a) were directors on the date of the Merger Agreement, (b) are considered to be independent directors within the meaning of the NASDAQ listing requirements and applicable laws and (c) and are not affiliates, stockholders, or employees of Parent or any of its subsidiaries (the “Independent Directors”) and at least such number of directors (including the Independent Directors) as may be required by NASDAQ listing requirements or applicable laws, who are considered to be independent directors within the meaning of such rules and laws. If any Independent Directors cease to be directors for any reason, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other person(s) who shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and shall not be an affiliate, stockholder or employee of Parent or any of its subsidiaries to fill such vacancies and such person(s) shall be deemed to be Independent Director(s) for purposes of the Merger Agreement; provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) business days, and further provided that if no such Independent Directors are appointed in such time period, Parent shall designate such Independent Director(s). If at any time there are no Independent Directors, the other directors of the Company then in office shall designate two (2) persons to fill such vacancies and those persons shall be independent within the meaning of the NASDAQ listing requirements and applicable laws and may not be affiliates, stockholders or employees of Parent or any of its subsidiaries and such persons will be deemed to be Independent Directors for all purposes of the Merger Agreement.

Following the election or appointment of Parent’s designees to the Company Board and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action by Parent or Purchaser and (iv) any enforcement of or any waiver of compliance with any of the agreements or conditions contained therein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Purchaser thereunder or any other action by the Company Board under or in connection with the Merger Agreement.

The Merger. The Merger Agreement provides that at the Effective Time of the Merger, the Purchaser will be merged with and into the Company with the Company being the surviving corporation in the Merger (the “Surviving Corporation”). Following the Merger, the separate existence of the Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent.

If required by the DGCL, the Company will call and hold a meeting of its stockholders promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement.

Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by the Company, Purchaser or Parent or any of any wholly-owned subsidiary of the Company or Parent, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration. Stockholders who perfect their appraisal rights under Section 262 of the DGCL will be entitled to the amounts determined pursuant to such proceedings.

Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including representations relating to: organization and qualification, subsidiaries; certificate of incorporation and bylaws; capitalization; corporate authorizations; board approvals; no violations; reports; no material adverse effect, conduct; certain business practices; certain obligations; authorizations, compliance; litigation; employee benefit plans; taxes; environmental matters; insurance; intellectual property; properties; reserve report; prepayments, hedging, calls; anti-takeover plan, state takeover statutes; interested party transactions; brokers; opinion of financial advisor; and proxy statement, Offer documents, Schedule TO, Schedule 14D-9.

Certain representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality,” or “Company Material Adverse Effect.” For purposes of the Merger Agreement and this Offer to Purchase, the term “Company Material Adverse Effect” means any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of the Company or its subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform in a timely manner its obligations under the Merger Agreement or consummate the transactions contemplated thereby, provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, (ii) any change in general economic conditions that affect the industries in which the Company and its subsidiaries conduct their business, so long as such changes or conditions do not adversely effect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (iv) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally) so long as such changes or conditions do not adversely affect the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the oil and gas exploration and development industry, (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vi) any failure by the Company to meet any published or internally prepared estimates of oil and gas reserves, earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties) (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact the Company and its subsidiaries considered collectively as a single enterprise, relative to other industry participants, (viii) any changes in GAAP or accounting standards or interpretations thereof, (ix) the Company’s failure to maintain the listing of the Shares on NASDAQ as a result of the trading price of the Shares (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (x) any change or effect resulting from the announcement or pendency of the Merger Agreement, the Offer or the Merger, or (xi) the compliance by the Company of the covenants set forth in the Merger Agreement.

Pursuant to the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company, including representations relating to: organization; authorizations of agreement; approvals, no violation; financing; disclosure documents; ownership and brokers.

Certain representations and warranties in the Merger Agreement made by Parent and the Purchaser are qualified as to “materiality” and “Parent Material Adverse Effect.” For purposes of the Merger Agreement and this Offer to Purchase, the term “Parent Material Adverse Effect” means any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of Parent or its subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or on the ability of Parent to perform in a timely manner its obligations under the Merger Agreement or consummate the transactions contemplated thereby.

Company Conduct of Business Covenants. The Merger Agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated or permitted by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement, after the date of the Merger Agreement, and prior to the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the time the designees of Parent constitute a majority of the Company Board:

(a)	the business of the Company and its subsidiaries will be conducted in all material respects only in the ordinary course of business consistent with past practice, and each of the Company and its subsidiaries will use its reasonable best efforts to maintain and preserve intact its business organization, insurance coverage and advantageous business relationships and to retain the services of its key officers and key employees in each case, in all material respects;

(b)	neither the Company nor any of its subsidiaries will take certain actions with respect to the following, subject to exceptions and thresholds:

(1)	increase salary or bonuses, announce new incentive awards, adopt compensation or benefit plans or accelerate options;

(2)	dividends, distributions or redemptions of stock;

(3)	issuances of additional shares of capital stock, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock;

(4)	mergers, reorganizations or adoption of any plan of liquidation or dissolution;

(5)	transfer, purchase or sale of assets;

(6)	granting any lien on any of its assets;

(7)	changes or waivers of any provision of the Company’s certificate of incorporation or its bylaws;

(8)	changes in financial accounting principles;

(9)	incur indebtedness for borrowed money;

(10)	making capital expenditures;

(11)	enter into or amend any contracts with subsidiaries, agents or sales representatives;

(12)	modify any rights to intellectual property of the Company;

(13)	pay or discharge any liabilities or obligations;

(14)	compromises, settlements or agreement to settle any pending or threatened suit or claim;

(15)	any actions which cause the representations or warranties of the Company not to be true or any of the conditions not to be satisfied;

(16)	materially restrict the businesses of Surviving Corporation;

(17)	material tax elections changes to annual tax accounting periods, changes to tax accounting methods, settlements of, or extensions or waivers of the applicable statute of limitations for any tax claim;

(18)	fail to timely file any documents or applications for authorizations with any governmental authority;

(19)	enter into, terminate or agree to any changes to any material contracts; or

(20)	enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

The Merger Agreement does not prohibit any wholly-owned direct or indirect subsidiary of the Company from paying cash dividends or making other cash distributions to the Company or any wholly-owned direct or indirect subsidiary of the Company in the ordinary course of business consistent with the Company’s cash management procedures.

No Solicitation. Except as provided in the Merger Agreement with respect to a Superior Proposal (as defined below), from and after the date of the Merger Agreement, the Company shall not and it shall not authorize or permit its subsidiaries, officers, directors, employees, investment bankers, legal counsel, accountants, consultants, financing sources, controlling persons or other agents or representatives (collectively, the “Representatives”) to directly or indirectly (i) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal, (ii) participate in discussions or negotiations regarding or furnish any non-public information relating to the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal, (iii) except for confidentiality agreements expressly permitted by the Merger Agreement, enter into a letter of intent, memorandum of understanding or other agreement with any person, other than Parent or its affiliates, for, contemplating or otherwise relating to an Acquisition Proposal, or (iv) waive or permit the waiver of any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company of any of its subsidiaries. The Company shall, and shall cause each of its subsidiaries and instruct its Representatives to, (i) cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its affiliates) being conducted with respect to any Acquisition Proposal on the date of the Merger Agreement, (ii) promptly request, and cause to be requested that, each Person (other than Parent or its affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries and (iii) enforce, and cause to be enforced, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”). Notwithstanding the foregoing, nothing in the Merger Agreement shall prevent the Company or the Company Board prior to the earlier of (x) the time of acceptance for payment of Shares in the Offer, and (y) the date on which the stockholder vote approving the Merger is obtained, if required, from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Company or any of its subsidiaries or giving access to the properties, assets or the books and records of the Company or any of its subsidiaries in response to an unsolicited, bona fide, third party proposal with respect to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (i) none of the Company, any of its subsidiaries nor any Representatives of the Company and any of its subsidiaries have breached any of the provisions set forth in the No Solicitation provision in the Merger Agreement in any respect, (ii) such person is not a party to any Standstill

Agreement with the Company or any of its subsidiaries, (iii) the Company Board determines in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the stockholders of the Company under applicable laws, and (iv) the Company (A) enters into a confidentiality agreement at least as restrictive as the confidentiality agreement entered into with Parent, and provides a copy of such agreement to Parent and (B) concurrently discloses or makes available substantially the same information to Parent as it makes available to such person.

As used in the Merger Agreement, “Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by the Merger Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination directly or indirectly involving the Company or its subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company that generates 15% or more of the Company’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of the Company and its subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance by the Company of 15% or more of Company Common Stock or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.

As used in the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party on terms which the Company Board determines in good faith by a vote of a majority of the entire Company Board (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by the Merger Agreement, (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed; provided, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

The Merger Agreement provides that Company Board shall not (i) except as otherwise set forth in the Merger Agreement or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Parent and the Purchaser, its recommendation of the Offer, the Merger or the Merger Agreement or (ii) except as otherwise set forth in the Merger Agreement, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the earlier of (x) the time of acceptance for payment of Shares in the Offer, and (y) the date on which the stockholder vote approving the Merger is obtained, if required, the Company Board determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Company Board may withdraw or modify its recommendation of the Offer, the Merger or the Merger Agreement in response to the Superior Proposal and terminate the Merger Agreement, but only if (A) the Company Board determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable laws, (B) the Company Board provides Parent with at least five (5) business days’ advance written notice of its intention to make a change in recommendation and specifying the material events giving rise thereto, and (C) during such five (5) business day period, the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend the Merger Agreement so as to enable the Company Board to proceed with its recommendation of the Merger Agreement (after taking into account any agreed modifications to the terms of the Merger Agreement) and at the end of such five (5) business day period, the Company Board maintains its determination (after taking into account any agreed modifications to the terms of this Agreement).

Notwithstanding the foregoing, (i) the Company Board shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, provided, however, that the Company Board shall first provide Parent the notice and opportunity to negotiate an amendment to the Merger Agreement in the manner provided above and (ii) the Company Board may withdraw, modify or amend its recommendation of the Offer, the Merger and the Merger Agreement at any time if it determines in good faith, after taking into account the advice of its legal advisors that the failure to take such action could reasonably likely result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws, subject to the Company Board first providing Parent notice and opportunity to negotiate an amendment to this Agreement in the manner provided above.

The Merger Agreement also provides that the Company shall notify Parent as soon as practicable (but in any event within one (1) business day) after receipt of (i) any Acquisition Proposal or indication that any person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such person, a description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and the material details of any such Acquisition Proposal, indication or request.

Insurance and Indemnification. All present rights of directors and officers of the Company to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time in connection with such person serving as a director or officer, whether asserted or claimed at or after the Effective Time will continue after the Merger. Parent and the Surviving Corporation will maintain all exculpation, indemnification and advancement of expenses provisions of the Company that exist immediately prior to the Effective Time, and will not for a period of six (6) years after the Merger amend, repeal, or modify these provisions in any manner that would adversely affect the rights of any individuals who were current or former directors, officers or employees of the Company at the Effective Time.

From and after the time the designees of Parent constitute a majority of the Company Board, Parent and the Surviving Corporation will, to the fullest extent permitted under law, indemnify and advance funds to each current and former director or officer of the Company for any action arising out of, relating to or in connection with any act or omission occurring or alleged to have occurred before or after such date in connection with such person serving as a director or officer.

For six (6) years following the time the designees of Parent constitute a majority of the Company Board, Parent will maintain or substitute directors’ and officers’ liability insurance on terms no less favorable than those under the Company current policy, subject to a maximum limit on the aggregate annual premiums for such six (6) year period equal to 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement with respect to matters arising on or before the time the designees of Parent constitute a majority of the Company Board.

Consents and Approvals. The Merger Agreement provides that Parent, the Purchaser and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger Agreement, including furnishing all information required in connection with approvals of or filings with any other governmental authority and will promptly cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that each of the Company, Parent and the Purchaser will, and will cause their respective subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their respective subsidiaries in connection with the transactions contemplated by the Merger Agreement or the taking of any action contemplated by the Merger Agreement.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any regulatory law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other transaction contemplated hereby.

The Merger Agreement also provides that the parties will use reasonable best efforts to obtain in a timely manner all other necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement.

Employee Stock Options and Other Employee Benefits. The Merger Agreement provides that the Company shall have taken all necessary actions so that each unexpired and unexercised stock option under the Company’s stock option plans (the “Options”), other the certain excepted Options described below, will automatically become fully vested and exercisable immediately prior to the first date on which Purchaser accepts payment for the Shares pursuant to the Offer, pursuant to the terms of the relevant agreement governing such Option. On the first date on which Purchaser accepts payment for the Shares pursuant to the Offer, each Company Option, other than certain excepted Options, shall be cancelled and shall be converted into the right to receive an amount in cash, without interest, equal to (i) the excess, if any, of $3.15 over the per Share exercise price of the applicable Option immediately prior to such date multiplied by (ii) the aggregate number of Shares into which the Option was exercisable immediately prior to such time. If the exercise price per Share of any such Option is equal to or greater than $3.15, such Option shall be cancelled without any cash payment being made in respect thereof. The payment will be reduced by any income or employment tax withholding required under any provision of state, local or foreign tax law or applicable laws. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of the Option.

With respect to certain excepted Options (the “Excepted Options”), each Excepted Option that is not fully exercisable and that is outstanding immediately prior to the first date on which Purchaser accepts payment for the Shares pursuant to the Offer, will automatically become fully vested and exercisable immediately prior to such date. Prior to such date, each holder of an Excepted Option with an exercise price that is less than the Offer Price will enter into an Option Waiver, Cash-out and Release Agreement, pursuant to which each such Excepted Option shall be canceled on the first date on which Purchaser accepts payment for the Shares pursuant to the Offer and converted into the right to receive an amount in cash, without interest, equal to (a) the option consideration, which is the excess, if any, of the Offer Price over the per Share exercise price of the Option immediately prior to such date, multiplied by (b) the aggregate number of Shares into which the Option was exercisable immediately prior to such date. Each holder of Excepted Options with an exercise price in excess of the Offer Price will enter into an Option Waiver, Cancellation and Release Agreement, pursuant to which the aggregate number of such Excepted Options will be canceled on the first date on which Purchaser accepts payment for the Shares pursuant to the Offer and converted into the right to receive a $10.00 cash payment, without interest. Any payments made to a holder of an Excepted Option will be reduced by any income or employment tax withholding required under any provision of state, local or foreign tax law or applicable laws. However, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the holder of the Option.

The Merger Agreement also provides that each award of restricted Common Stock granted by the Company (the “Restricted Stock Awards”), including awards with respect to which the restrictions have not lapsed that is outstanding as of the first date on which Purchaser accepts payment for the Shares pursuant to the Offer will have its forfeiture provisions lapse immediately prior to the first date on which Purchaser accepts payment for the Shares pursuant to the Offer and the Shares, as applicable, underlying such Restricted Stock Award will be treated in the same manner as the other outstanding Shares validly tendered and not withdrawn in the Offer. In the event that a holder of such Restricted Stock Award does not tender such Shares underlying such Restricted Stock Award, such shares shall be converted into the right to receive the Offer Price.

At the earlier of the date on which the designees of Parent constitute a majority of the Company Board and the date on which Purchaser holds more than 60% of the outstanding Shares, each employee of the Company who is not an officer or director shall have the right to receive an amount in cash, without interest, equal to the amount so designated in accordance with the terms of the Non-Officer Employee Severance Plan.

Conditions to the Merger. The Merger Agreement provides that the obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time, any and all of which may be waived in whole or in part by Parent, the Purchaser and the Company: (i) if approval of the Merger by the holders of Shares is required by applicable law, the Merger Agreement and the Merger shall have been approved by the such required shareholder vote; (ii) no provision of any applicable law or order of any governmental authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any order lifted); (iii) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal or have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; and (iv) the Purchaser shall have accepted for purchase and paid for the Shares validly tendered and not withdrawn pursuant to the Offer and made all payments pursuant to the Company Options.

Termination. The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	any time before the Effective Time, whether before or after stockholder approval, by mutual written consent of Parent and the Company;

(b)	by either the Company or Parent if:

(1)	prior to the consummation of the Offer, if the Offer has not been consummated on or before December 31, 2009; (provided that this right shall not be available to any party whose failure to fulfill any of its material obligations under the Merger Agreement has been the cause of the failure to consummate the Offer by such date); or

(2)	an order, decree, injunction, or law has been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or injunction becomes final and non-appealable (provided that this right shall not be available to any party whose failure to use reasonable best efforts to have any such restriction lifted or whose breach of any provision results in any applicable law making the consummation of the Offer or the Merger illegal or otherwise prohibited or restrained);

(c)	by the Company if:

(1)	prior to the first payment for any Shares pursuant to the Offer, Parent or Purchaser shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under the Merger Agreement or (y) breached any of its representations or warranties in any material respect, which breach or failure is either incurable or, if curable, is not cured by Parent and/or the Purchaser by the earlier of (A) twenty (20) days following receipt by Parent of written notice of such breach or failure and (B) December 31, 2009; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under the Merger Agreement;

(2)	at any time prior to the earlier of the first payment for any Shares pursuant to the Offer and the date on which the stockholder approval is obtained for the Merger, if required, (x) the Company shall have complied with and shall not have breached its non-solicitation obligations, (y) the Company has received a Superior Proposal, and (z) the Company Board has approved the termination of the Merger Agreement and promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; or

(3)	(A) the Purchaser fails to commence the Offer within the time required or terminates or makes any change to the Offer in material violation of the terms of the Merger Agreement or (B) at any Expiration Date, Purchaser shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer and at such time as all of the conditions to the Offer are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer;

(d)	by Parent prior to the first payment for any Shares pursuant to the Offer, if:

(1)	the Company shall have breached any of its representations or warranties or if any representation or warranty of the Company shall have become untrue in either case such that certain conditions to the Offer would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach and (B) December 31, 2009; provided, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under the Merger Agreement;

(2)	the Company shall have breached any of its covenants or agreement under the Merger Agreement that remain uncured, or are incapable of being cured, such that certain conditions to the Offer would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach and (B) December 31, 2009; provided, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under the Merger Agreement; or

(3)	the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent and the Purchaser, its recommendation of the Offer, the Merger or the Merger Agreement, or the Company shall have breached in any material respect its non-solicitation obligations.

Fees and Expenses. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability on the part of Parent, Purchaser or the Company. The Company shall not be relieved of liability for willful breach of its non-solicitation obligations under the Merger Agreement.

The Company has agreed to pay Parent $5.5 million (the “Termination Fee”), if:

•

(A) a bona fide Acquisition Proposal shall have been made known to the Company, the Company Board, or senior management of the Company, or shall have been made directly to the stockholders of the Company or any person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal, (B) following the occurrence of an event described in the preceding clause (A), the Merger Agreement is terminated by (i) the Company or Parent if the Offer is not consummated by December 31, 2009 or (ii) by Parent if the Company has breached any of its representations, warranties covenants or agreements under the Merger Agreement such that certain conditions to the Offer are incapable of being satisfied and (C) the Company consummates an Acquisition Proposal, within twelve (12) months of the date the Merger Agreement is terminated (provided that the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

•	the Merger Agreement is terminated by the Company in order to enter into a transaction that is a Superior Proposal; or

•

the Merger Agreement is terminated by Parent because (A) the Company Board has made an adverse recommendation change or (B) the Company has breached in any material respect its no solicitation obligations.

Amendment. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and the Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment. Notwithstanding anything to the contrary, no provision of the Merger Agreement may be waived by the Company or amended following the purchase by Parent or the Purchaser of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.

Specific Performance. The Company’s sole remedy for a breach by Parent or the Purchaser is to seek specific performance of the Merger Agreement or the transactions contemplated thereby. However, if a court has declined to specifically enforce the obligations of Parent and Purchaser to consummate the Merger, the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If such a court has granted an award of damages for such alleged breach against Parent and/or the Purchaser, the Company may enforce such award and accept damages for such alleged breach (which Parent agrees shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven, the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) only if, within two (2) weeks following such award, Parent and the Purchaser have not consummated the Offer and the Merger. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Purchaser consummate the Offer and the Merger.

12.	Purpose of the Offer; Plans for the Company.

Purpose of the Offer. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by the Purchaser pursuant to the Offer will be retained by the Purchaser pending the Merger. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable.

The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company’s stockholders for approval at a stockholder’s meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

If the Minimum Tender Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Company stockholders’ meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the

Merger may be consummated without a stockholder meeting and without the approval of the Company’s stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation of the Company and the bylaws of Purchaser will be the certificate of incorporation and bylaws of the Surviving Corporation following the Merger.

Appraisal Rights. Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under the DGCL.

Going Private Transaction. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent currently intends to request that the Company take all necessary action to enable Parent’s designees to be so elected or designated to the Company Board, subject to the requirement in the Merger Agreement regarding the presence of at least two (2) Independent Directors on the Company Board until the Effective Time. The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.

Except as described above or elsewhere in this Offer to Purchase, the Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company’s capitalization or dividend policy, (v) any other material change in the

Company’s corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Quotation.

The Shares are quoted on NASDAQ. According to the published guidelines of the National Association of Securities Dealers, Inc., the Shares might no longer be eligible for continued inclusion in NASDAQ if, among other things, the number of publicly held Shares falls below 750,000, the aggregate market value of the publicly held Shares is less than $5 million, the number of record holders of round lots falls below 400, or there are fewer than two market makers for the Shares. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

If the Shares cease to be listed on the NASDAQ, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

14.	Dividends and Distributions.

As discussed in Section 11 – “The Merger Agreement”, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent, the Company will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding Shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company.

15.	Certain Conditions of the Offer.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser’s right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if (a) by the expiration of the Offer (as it may be extended in accordance with the requirements of the Merger Agreement), (i) the Minimum Tender Condition shall not be satisfied, (ii) the applicable waiting period, if required, under the HSR Act shall not have expired or been terminated, (iii) the Company Board shall not have appointed the Parent directors as provided in accordance with the Merger Agreement, conditioned only upon the consummation of the Offer or (b) immediately prior to the expiration of the Offer any of the following conditions shall exist:

•

any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer shall have been issued by a governmental authority or any statute, rule or regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

•

(i) certain of the representations and warranties of the Company set forth in the Merger Agreement that relate to its authority to enter into, and the enforceability of, the Merger Agreement, its capitalization, equity interests held by the Company or any of its subsidiaries, the maintenance of internal controls over financial reporting and the compliance of the SEC filings of the Company and its significant subsidiaries with the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes Oxley Act of 2002 and United States GAAP, without giving effect to materiality or Company Material Adverse Effect qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (ii) all of the remaining representations and warranties of the Company set forth in the Merger Agreement, without giving effect to materiality or Company Material Adverse Effect qualifications shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

•

the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Merger Agreement prior to the Expiration Date;

•

the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing two bullet points immediately above do not exist;

•

since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, with certain exceptions, which has or have had, individually or in the aggregate, a Company Material Adverse Effect;

•

prior to the purchase of Shares pursuant to the Offer, the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent and the Purchaser, its recommendation of the Offer, the Merger or Merger Agreement; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the benefit of Parent and the Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any governmental authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition which may not be waived without the prior written consent of the Company) may be waived by Parent or the Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.	Certain Legal Matters; Regulatory Approvals.

General. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business, or certain parts of the Company’s business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 – “Certain Conditions of the Offer.”

State Takeover Statutes. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (“Section 203”) restricts an “interested stockholder” (including a person who has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three (3) years following the date such person became an interested stockholder. The Company Board approved for purposes of Section 203 the entering into by the Purchaser, Parent and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that the restrictions of Section 203, with respect to the Company, will not be applicable to Parent and the Purchaser by virtue of such actions.

The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 – “Certain Conditions of the Offer.”

United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Neither the Offer, the Merger nor the transactions contemplated thereby trigger any of the requirements under the HSR Act.

17.	Fees and Expenses.

RBC Capital Markets has acted as financial advisor to Parent in connection with the proposed acquisition of the Company and is acting as the Dealer Manager in connection with the Offer. RBC Capital Markets will receive reasonable and customary compensation for its services as financial advisor and as the Dealer Manager and will be reimbursed for certain out of pocket expenses. Parent and the Purchaser will indemnify RBC Capital Markets and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

Parent and the Purchaser have retained Laurel Hill Advisory Group to be the Information Agent and Computershare Trust Company N.A. to be the Disbursing Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Disbursing Agent each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager, the Disbursing Agent and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 – “Certain Information Concerning the Company” above.

PLLL Acquisition Co.

September 24, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

PARENT AND THE PURCHASER

1. Officers of Parent. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of Parent. Unless otherwise indicated, the current business address of each person is 9 West 57th Street, 41st floor, New York, New York 10019.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Aaron Stone	United States	Partner of Apollo Global Management; President of PLLL Holdings, LLC and President/Director of PLLL Acquisition Co. Aaron Stone has held his position at Apollo Global Management since 1997.

Sam Oh	Canada

Partner of Apollo Global Management; Vice President and Treasurer of PLLL Holdings, LLC and Director, Vice President and Treasurer of PLLL Acquisition Co.

Sam Oh joined Apollo Global Management in April 2008. Prior to joining, Mr. Oh was an Executive Director at Morgan Stanley and worked there from August 1999 to April 2008.

Rakesh Wilson	United States

Investment professional of Apollo Global Management; Vice President PLLL Holdings, LLC and Director and Vice President of PLLL Acquisition Co.

Rakesh Wilson joined Apollo Global Management in March 2009. Prior to joining, Mr. Wilson was a Vice President at Morgan Stanley and worked there from March 2007 to February 2009. Prior to that, Mr. Wilson was an Associate at Goldman Sachs and worked there from August 2004 to March 2007.

Laurie Medley	United States

General Counsel of Private Equity of Apollo Global Management; Vice President and Secretary of PLLL Holdings, LLC and PLLL Acquisition Co.

Laurie Medley joined Apollo Global Management in November 2006. Prior to joining, Ms. Medley was an Associate at Akin Gump Strauss Hauer & Feld LLP from February 2006 to November 2006. Prior to that, Ms. Medley was an Associate at O’Melveny & Myers LLP from 2004 to February 2006.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Wendy Dulman	United States

Director of Tax of Apollo Global Management; Vice President of PLLL Holdings, LLC and PLLL Acquisition Co.

Wendy Dulman joined Apollo Global Management in January 2008. Prior to joining, Ms. Dulman was a Partner at Akin Gump Strauss Hauer & Feld LLP and worked there from 1997 to January 2008.

2. Directors and Executive Officers of the Purchaser. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 9 West 57th Street, 41st floor, New York, New York 10019.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Aaron Stone	United States	Partner of Apollo Global Management; President of PLLL Holdings, LLC and President/Director of PLLL Acquisition Co. Aaron Stone has held his position at Apollo Global Management since 1997.

Sam Oh	Canada

Partner of Apollo Global Management; Vice President and Treasurer of PLLL Holdings, LLC and Director, Vice President and Treasurer of PLLL Acquisition Co.

Sam Oh joined Apollo Global Management in April 2008. Prior to joining, Mr. Oh was an Executive Director at Morgan Stanley and worked there from August 1999 to April 2008.

Rakesh Wilson	United States

Investment professional of Apollo Global Management; Vice President PLLL Holdings, LLC and Director and Vice President of PLLL Acquisition Co.

Rakesh Wilson joined Apollo Global Management in March 2009. Prior to joining, Mr. Wilson was a Vice President at Morgan Stanley and worked there from March 2007 to February 2009. Prior to that, Mr. Wilson was an Associate at Goldman Sachs and worked there from August 2004 to March 2007.

Laurie Medley	United States

General Counsel of Private Equity of Apollo Global Management; Vice President and Secretary of PLLL Holdings, LLC and PLLL Acquisition Co.

Laurie Medley joined Apollo Global Management in November 2006. Prior to joining, Ms. Medley

2

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years was an Associate at Akin Gump Strauss Hauer & Feld LLP from February 2006 to November 2006. Prior to that, Ms. Medley was an Associate at O’Melveny & Myers LLP from 2004 to February 2006.

Wendy Dulman	United States

Director of Tax of Apollo Global Management; Vice President of PLLL Holdings, LLC and PLLL Acquisition Co.

Wendy Dulman joined Apollo Global Management in January 2008. Prior to joining, Ms. Dulman was a Partner at Akin Gump Strauss Hauer & Feld LLP and worked there from 1997 to January 2008.

3

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Disbursing Agent at one of its addresses set forth below:

The Disbursing Agent for the Offer to Purchase is:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

100 Wall Street, 22nd Floor

New York, NY 10005

Banks and brokers call collect: 917-338-3181

Others call toll free: 888-742-1305

The Dealer Manager for the Offer is:

Three World Financial Center

200 Vesey Street, 9th Floor

New York, NY 10281

(212) 437-1272 (Call Direct) or (877) 652-8914 (Toll Free)